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                                                                    EXHIBIT 11.1


                        AMERICA WEST HOLDINGS CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------
                                                            1997            1996             1995
                                                        ------------    ------------     ------------
BASIC EARNINGS PER SHARE

Income before extraordinary items ..................    $     74,970    $      9,610     $     54,770
Extraordinary items, net ...........................              --          (1,105)            (984)
                                                        ------------    ------------     ------------
Income applicable to common stock ..................    $     74,970    $      8,505     $     53,786
                                                        ============    ============     ============
Weighted average number of common shares outstanding      44,528,575      44,931,953       45,158,433

Basic earnings per share:
Income before extraordinary items ..................    $       1.68    $        .21     $       1.21
Extraordinary items ................................              --            (.02)            (.02)
                                                        ------------    ------------     ------------
Net income .........................................    $       1.68    $        .19     $       1.19
                                                        ============    ============     ============
DILUTED EARNINGS PER SHARE

Income before extraordinary items ..................    $     74,970    $      9,610     $     54,770
Extraordinary items, net ...........................              --          (1,105)            (984)
                                                        ------------    ------------     ------------
Income applicable to common stock ..................    $     74,970    $      8,505     $     53,786
                                                        ============    ============     ============

Weighted average number of common shares outstanding      44,528,575      44,931,953       45,158,433
Assumed exercise of stock options and warrants .....       1,542,375       2,800,982        1,168,742
                                                        ------------    ------------     ------------
Weighted average number of common shares outstanding
     as adjusted ...................................      46,070,950      47,732,935       46,327,175
                                                        ============    ============     ============
Diluted earnings per share:
Income before extraordinary items ..................    $       1.63    $        .20     $       1.18
Extraordinary items ................................              --            (.02)            (.02)
                                                        ------------    ------------     ------------
Net income .........................................    $       1.63    $        .18     $       1.16
                                                        ============    ============     ============


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